Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan and Great Western Bancorp, Inc. 2014 Non-Employee Director Plan of our report dated July 18, 2014, with respect to the consolidated financial statements of Great Western Bancorporation, Inc. for the years ended September 30, 2013 and 2012, included in the Registration Statement (Form S-1 No. 333-198458) of Great Western Bancorp, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

October 14, 2014